SUB-ITEM 77D

The Trust updated its investment objective disclosure to reflect that it will to maintain an annual distribution rate of 10%, based on the Trust's average daily net asset value, while seeking opportunities for capital appreciation, as described in Part A of Form N-2 to the Registration Statement (File No. 811-5912), as filed with the Securities and Exchange Commission via EDGAR on February 28, 2002. Such description is incorporated herein by reference.